RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              THE CARE GROUP, INC.

                     Pursuant to Sections 242, 245 and 303 of the
                General Corporation Law of the State of Delaware


                  The Care Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

                  1. The name of the corporation is The Care Group, Inc., and the date of filing its original Certificate of Incorporation with the Secretary of State was February 3, 1989.

                  2. This Restated Certificate of Incorporation restates and amends the previous Certificate of Incorporation, as amended, in accordance with the provisions of Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware.

                  3. This Restated Certificate of Incorporation is being filed pursuant to and in accordance with the Order Confirming Plan of Reorganization under Chapter 11 of the Bankruptcy Code for The Care Group, Inc. and its Affiliated Debtors filed on February 1, 1999 in the United States Bankruptcy Court for the Western Division of Texas, Austin Division.

                  4. The text of the Restated Certificate of Incorporation of The Care Group, Inc. is amended to read in its entirety as set forth below:

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              THE CARE GROUP, INC.

                  FIRST: The name of the corporation shall be Allion Healthcare, Inc. (the "Corporation").

                  THIRD: The address of the registered agent of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of the registered agent of the Corporation at such address is Corporation Services Company.

                  FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is five million (5,000,000) shares of Common Stock, par value $.001 per share.

                  SIXTH: The name and the mailing address of the incorporator are as follows:

                                    Michael Moran
                                    c/o Allion Healthcare, Inc.
                                    33 Walt Whitman Road
                                    Suite 200A
                                    Huntington Station, New York 11746

                  SEVENTH: The Board of Directors, which shall initially consist of three (3) members, is expressly authorized to adopt, amend or repeal By-Laws, subject to the reserved power of the stockholders to amend and repeal any By-Laws adopted by the Board of Directors.

                  EIGHTH: The Corporation will not issue nonvoting equity securities to the extent that such issuance is prohibited by Section 1123 of the Bankruptcy Code as in effect on the effective date of the Plan, provided, however, that this section Eighth (a) shall have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for as long as such section is in effect and applicable to the Corporation, and (c) in all events, may be amended or eliminated in accordance with applicable law as from time to time in effect.

                  NINTH: No action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent of less than all the stockholders without a meeting of such stockholders.

                  TENTH: Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

                  ELEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                  TWELFTH: No person who is or was a director of the Corporation shall be personally liable to the Corporation for monetary damages for breach of fiduciary duty as a director unless, and only to the extent that, such director is liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to, repeal or adoption of any provision of the certificate of incorporation inconsistent with this article shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision.


                  IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Michael P. Moran, its President, as of this 29thday of September, 1999.



                  By: /s/ Michael P. Moran
                      Michael Moran
                      President